Exhibit 99.1

Date:	July 25, 2017	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $948 MILLION AND EARNINGS PER DILUTED SHARE OF $1.43 INCLUDING $0.08 OF RESTRUCTURING AND RELATED COSTS (1)

•	Q2 Net sales up 4% (organic +3%, acquisitions +2%, FX -1%)

•	Q2 Adjusted diluted EPS(1) of $1.51

•	Q2 Acquisition spend of $91 million and share repurchases of $40 million

•	Reaffirm FY 2017 diluted EPS expected range of $5.40 to $5.60

SHELTON, CT. (July 25, 2017) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the second quarter ended June 30, 2017.
Net sales in the second quarter of 2017 were $948 million, an increase of 4% compared to the $909 million reported in the second quarter of 2016. Operating income in the quarter was $131 million as compared to $132 million in the same period of 2016. Excluding restructuring and related costs in both periods, adjusted operating income was $137 million in the second quarter of 2017, compared to $138 million in the second quarter of 2016 (1). Net income attributable to Hubbell in the second quarter of 2017 was $79 million compared to $81 million reported in the comparable period of 2016. Earnings per diluted share for the second quarter of 2017 were $1.43 compared to $1.45 reported in the second quarter of 2016. Excluding restructuring and related costs in both periods, adjusted earnings per diluted share were $1.51 in the second quarter of 2017, compared to $1.53 in the second quarter of 2016 (1).

Net cash provided from operating activities was $69 million in the second quarter of 2017 versus $64 million in the comparable period of 2016. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $50 million in the second quarter of 2017 and in the comparable period of 2016 (3).
For the first six months of 2017 net sales were $1.8 billion, an increase of 3% compared to the same period of the prior year. Operating income was $235 million compared to $234 million for the comparable period of 2016. Excluding restructuring and related costs, adjusted operating income for the first six months of 2017 was $249 million, compared to $247 million for the comparable period of 2016 (1). Net income attributable to Hubbell was $142 million in the first six months of 2017 compared to $142 million for the comparable period of 2016. Earnings per diluted share for the first six months of 2017 were $2.56 compared to $2.53 reported for the first six months of 2016. Excluding restructuring and related costs in both periods, adjusted earnings per diluted share for the first six months of 2017 were $2.74 compared with $2.69 for the comparable period of 2016 (1) . Net cash provided from operating activities was $132 million for the first six months of 2017 versus $127 million in the comparable period of 2016. Free cash flow was $99 million compared to $97 million reported in the first six months of 2016 (3).

OPERATIONS REVIEW
"Organic sales growth across all five key markets was a highlight of the quarter,” said David G. Nord, Chairman, President and Chief Executive Officer. “We saw strength in electrical T&D markets, primarily due to small- and mid-sized transmission projects and higher capital spend, respectively. Notably, oil markets expanded, marking the second consecutive quarter of year-over-year stabilization. Growth in the residential market was broad-based across renovation and new construction, as were modest increases in non-residential. Industrial markets were up slightly in the aggregate, with strength in telecommunications and consumer-driven areas offsetting moderating weakness in heavy industry.
"Beyond organic growth, we continue to grow through acquisitions. As previously disclosed, we acquired two businesses early in the quarter: Advance Engineering Corporation (AEC) and iDevices. With regard to AEC, we continue to see great opportunity for our comprehensive product offering in the gas distribution market, driven by the replacement of aged infrastructure.” Mr. Nord continued, “The addition of iDevices to Hubbell is already proving to be mutually beneficial. The complementary combination of iDevices’ Internet of Things engineering capabilities with the broad resources of Hubbell allows us to accelerate innovation and, ultimately, better serve our customers.

“Operationally, we continue to focus on productivity and cost control as we face rising material costs and pricing pressure in certain markets. Automation in our factories, ongoing cost discipline, and restructuring initiatives are a few examples.” Mr. Nord added, “With regard to Lighting, we are encouraged by the unit growth of the market and the continued stabilization of our operations. The remediation efforts we put in place to address the restructuring-driven inefficiencies identified in the first quarter are progressing as expected. We are on course to have these issues largely behind us by the end of the third quarter. Factories are performing well and, while we are not yet ready to claim victory, we are seeing improvement in our greenfield national distribution center.” Mr. Nord concluded, “In addition to acquisitions, we put our free cash flow to work funding capital expenditures, paying dividends, and repurchasing shares in the quarter."

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on second quarter results in 2017 and 2016.
Electrical segment net sales in the second quarter of 2017 increased 2% to $656 million compared to $641 million reported in the second quarter of 2016. Organic sales grew 2% in the quarter while acquisitions added 1% and offset foreign currency headwind. Operating income was $71 million, or 10.8% of net sales, compared to $77 million, or 12.0% of net sales, in the same period of 2016. Excluding restructuring and related costs, adjusted operating income was $76 million, or 11.6% of net sales compared to $83 million, or 12.9% of net sales in the same period of 2016 (1). The decreases in adjusted operating income and adjusted operating margin were primarily due to unfavorable price/cost/productivity at Lighting and the dilutive impact of recent acquisitions, partially offset by savings from cost actions and the benefit of higher volume(1).
Power segment net sales in the second quarter of 2017 increased 9% to $292 million compared to $267 million reported in the second quarter of 2016. Organic sales grew 5% while acquisitions added 4% to net sales in the quarter. Compared to the second quarter of 2016, operating income increased 8% to $60 million, and was down 20 basis points to 20.4% of net sales. Excluding restructuring and related costs, adjusted operating income was $61 million, or 20.9% of net sales compared to $56 million, or 20.9% of net sales in the same period of 2016 (1). The increase in adjusted operating income was primarily due to productivity gains in excess of cost increases and the increased volume. Adjusted operating margins were in line with 2016 as productivity gains in excess of cost increases were tempered by price and material cost headwinds.

SUMMARY & OUTLOOK

For the full year 2017, Hubbell is modestly increasing its expected range for end market growth to 2.5% to 3.0% in the aggregate, while acquisitions completed to date are still expected to contribute approximately 2% to net sales. This end market outlook includes growth of 1% to 3% for T&D compared with 0% to 2% previously. All other end market expectations remain unchanged: growth in oil and gas, industrial and non-residential markets of 2% to 4%; growth in residential of 4% to 6%.
The Company continues to expect 2017 diluted earnings per share in the range of $5.40 to $5.60. This expectation reflects the improved market outlook, as well as restructuring and related costs of approximately $0.30 (compared with $0.25 previously). Hubbell continues to expect free cash flow to equal net income in 2017.
"We are optimistic about accelerating organic growth across end markets and our ability to benefit from these trends. Our portfolio of strong, high quality brands is prepared to satisfy increasing customer demand. We expect the higher growth in T&D will more than offset the lingering softness in heavy industry, which is recovering a bit more slowly than we anticipated." Mr. Nord added, "The traction we are realizing on restructuring and related savings supports our vision of a more efficient and flexible cost structure going forward. I am confident we are taking the appropriate and necessary steps to position the Company for continued success."

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, outperforming end markets, capital deployment, restructuring actions, market conditions, foreign exchange rates, shareholder value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "target", "believe", "continues", "improved", "leading", "improving", "continuing growth", "continued", "ranging", "contributing", "primarily", "plan", "expect", "anticipated", "expected", "expectations", "should result", "uncertain", "goals", "projected", "on track", "likely", "intend" and others. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; price and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2016.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2016 revenues of $3.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

HUBBELL INCORPORATED
Condensed Consolidated Statements of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$948.3	$908.8	$1,800.6	$1,743.6
Cost of goods sold	653.6	615.3	1,244.1	1,190.2
Gross profit	294.7	293.5	556.5	553.4
Selling & administrative expenses	164.1	161.4	321.8	319.4
Operating income	130.6	132.1	234.7	234.0
Operating income as a % of Net sales	13.8%	14.5%	13.0%	13.4%
Interest expense, net	(11.6)	(11.3)	(22.7)	(20.3)
Other income (expense), net	(2.3)	(4.0)	(4.4)	(5.3)
Total other expense, net	(13.9)	(15.3)	(27.1)	(25.6)
Income before income taxes	116.7	116.8	207.6	208.4
Provision for income taxes	35.9	34.8	62.9	64.4
Net income	80.8	82.0	144.7	144.0
Less: Net income attributable to noncontrolling interest	1.7	1.0	2.8	2.1
Net income attributable to Hubbell	$79.1	$81.0	$141.9	$141.9
Earnings Per Share:
Basic	$1.44	$1.46	$2.57	$2.54
Diluted	$1.43	$1.45	$2.56	$2.53
Cash dividends per common share	$0.70	$0.63	$1.40	$1.26

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheets
(unaudited)
(in millions)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$367.7	$437.6
Short-term investments	13.8	11.2
Accounts receivable, net	600.8	530.0
Inventories, net	585.3	532.4
Other current assets	42.0	40.1
TOTAL CURRENT ASSETS	1,609.6	1,551.3
Property, plant and equipment, net	441.6	439.8
Investments	57.1	56.4
Goodwill	1,058.7	991.0
Intangible assets, net	446.8	431.5
Other long-term assets	52.9	55.0
TOTAL ASSETS	$3,666.7	$3,525.0
LIABILITIES AND EQUITY
Short-term and current portion of long-term debt	$403.4	$3.2
Accounts payable	353.0	291.6
Accrued salaries, wages and employee benefits	56.7	82.8
Accrued insurance	62.4	55.8
Other accrued liabilities	149.8	156.2
TOTAL CURRENT LIABILITIES	1,025.3	589.6
Long-term debt	691.8	990.5
Other non-current liabilities	346.4	341.7
TOTAL LIABILITIES	2,063.5	1,921.8
Hubbell Shareholders’ Equity	1,592.3	1,592.8
Noncontrolling interest	10.9	10.4
TOTAL EQUITY	1,603.2	1,603.2
TOTAL LIABILITIES AND EQUITY	$3,666.7	$3,525.0

HUBBELL INCORPORATED
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net income attributable to Hubbell	$141.9	$141.9
Depreciation and amortization	50.4	45.9
Stock-based compensation expense	8.1	8.8
Deferred income taxes	3.0	(0.8)
Changes in working capital	(61.8)	(69.4)
Contributions to defined benefit pension plans	(0.9)	(0.9)
Other, net	(8.6)	1.1
Net cash provided by operating activities	132.1	126.6
Cash Flows From Investing Activities
Capital expenditures	(33.0)	(29.9)
Acquisition of businesses, net of cash acquired	(108.5)	(171.6)
Net change in investments	(0.2)	—
Other, net	1.8	1.0
Net cash used in investing activities	(139.9)	(200.5)
Cash Flows From Financing Activities
Long-term debt issuance, net	—	397.0
Short-term debt borrowings, net	100.8	10.1
Payment of dividends	(77.2)	(70.3)
Repurchase of common shares	(92.6)	(246.8)
Other, net	(5.7)	(8.1)
Net cash (used) provided by financing activities	(74.7)	81.9
Effect of foreign exchange rate changes on cash and cash equivalents	12.6	(13.0)
Decrease in cash and cash equivalents	(69.9)	(5.0)
Cash and cash equivalents
Beginning of period	437.6	343.5
End of period	$367.7	$338.5

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$3.2	$2.2	$1.6	$1.5	$4.8	$3.7
Restructuring related costs	0.1	1.2	1.5	1.5	1.6	2.7
Restructuring and related costs (non-GAAP measure) (1)	$3.3	$3.4	$3.1	$3.0	$6.4	$6.4

	Six Months Ended June 30,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$7.4	$4.0	$2.8	$5.5	$10.2	$9.5
Restructuring related costs	0.8	1.6	3.7	2.0	4.5	3.6
Restructuring and related costs (non-GAAP measure) (1)	$8.2	$5.6	$6.5	$7.5	$14.7	$13.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Restructuring and related costs included in Cost of goods sold
Electrical	$2.6	$3.1	$7.0	$5.3
Power	0.7	0.3	1.2	0.3
Total	$3.3	$3.4	$8.2	$5.6
Restructuring and related costs included in Selling & administrative expenses
Electrical	$2.4	$2.4	$4.9	$6.5
Power	0.7	0.6	1.6	1.0
Total	$3.1	$3.0	$6.5	$7.5

Impact on income before income taxes	$6.4	$6.4	$14.7	$13.1
Impact on Net income available to Hubbell common shareholders	4.3	4.3	10.0	8.9
Impact on Diluted earnings per share	$0.08	$0.08	$0.18	$0.16

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net income attributable to Hubbell (GAAP measure)	$79.1	$81.0	(2)%	$141.9	$141.9	—%
Restructuring and related costs, net of tax	4.3	4.3		10.0	8.9
Adjusted Net Income (1)	$83.4	$85.3	(2)%	$151.9	$150.8	1%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$79.1	$81.0		$141.9	$141.9
Less: Earnings allocated to participating securities	(0.3)	(0.2)		(0.5)	(0.4)
Net income available to common shareholders (GAAP measure) [a]	$78.8	$80.8	(2)%	$141.4	$141.5	—%

Adjusted Net Income (1)	$83.4	$85.3		$151.9	$150.8
Less: Earnings allocated to participating securities	(0.3)	(0.3)		(0.5)	(0.5)
Adjusted net income available to common shareholders (1) [b]	$83.1	$85.0	(2)%	$151.4	$150.3	1%

Denominator:
Average number of common shares outstanding [c]	54.8	55.3		55.0	55.8
Potential dilutive shares	0.3	0.3		0.3	0.2
Average number of diluted shares outstanding [d]	55.1	55.6		55.3	56.0

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.44	$1.46		$2.57	$2.54
Diluted [a] / [d]	$1.43	$1.45	(1)%	$2.56	$2.53	1%

Adjusted earnings per diluted share (1) [b] / [d]	$1.51	$1.53	(1)%	$2.74	$2.69	2%

Full Year 2017
Earnings per diluted share (GAAP measure)	$5.40 - $5.60
Restructuring and related costs	$0.30
Adjusted earnings per diluted share (1)	$5.70 - $5.90

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$948.3	$908.8	4%	$1,800.6	$1,743.6	3%

Operating Income
GAAP measure [b]	$130.6	$132.1	(1)%	$234.7	$234.0	—%
Restructuring and related costs	6.4	6.4		14.7	13.1
Adjusted operating income (1) [c]	$137.0	$138.5	(1)%	$249.4	$247.1	1%

Operating margin
GAAP measure [b] / [a]	13.8%	14.5%	-70 bps	13.0%	13.4%	-40 bps
Adjusted operating margin (1) [c] / [a]	14.4%	15.2%	-80 bps	13.9%	14.2%	-30 bps

Electrical segment	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$656.4	$641.4	2%	$1,243.9	$1,224.1	2%

Operating Income
GAAP measure [b]	$71.0	$77.1	(8)%	$121.0	$132.5	(9)%
Restructuring and related costs	5.0	5.5		11.9	11.8
Adjusted operating income (1) [c]	$76.0	$82.6	(8)%	$132.9	$144.3	(8)%

Operating margin
GAAP measure [b] / [a]	10.8%	12.0%	-120 bps	9.7%	10.8%	-110 bps
Adjusted operating margin (1) [c] / [a]	11.6%	12.9%	-130 bps	10.7%	11.8%	-110 bps

Power segment	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$291.9	$267.4	9%	$556.7	$519.5	7%

Operating Income
GAAP measure [b]	$59.6	$55.0	8%	$113.7	$101.5	12%
Restructuring and related costs	1.4	0.9		2.8	1.3
Adjusted operating income (1) [c]	$61.0	$55.9	9%	$116.5	$102.8	13%

Operating margin
GAAP measure [b] / [a]	20.4%	20.6%	-20 bps	20.4%	19.5%	+90 bps
Adjusted operating margin (1) [c] / [a]	20.9%	20.9%	0 bps	20.9%	19.8%	+110 bps

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2017	December 31, 2016
Total Debt	$1,095.2	$993.7
Total Hubbell Shareholders’ Equity	1,592.3	1,592.8
Total Capital	$2,687.5	$2,586.5
Total Debt to Total Capital	41%	38%
Less: Cash and Investments	$438.6	$505.2
Net Debt (2)	$656.6	$488.5
Net Debt to Total Capital (2)	24%	19%

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities (a)	$69.1	$64.3	$132.1	$126.6
Less: Capital expenditures	(19.4)	(14.6)	(33.0)	(29.9)
Free cash flow (3)	$49.7	$49.7	$99.1	$96.7
(a) Comparable period has been recast to reflect the adoption of the new accounting pronouncement for share-based payment (ASU 2016-09) as of January 1, 2017.

HUBBELL INCORPORATED
Footnotes

(1) In order to provide a comparison that we believe provides investors with useful information regarding our underlying performance from period to period and to allow investors to assess the impact of restructuring activities and business transformation initiatives on our results of operations, the Company refers to adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, and adjusted earnings per diluted share, each of which excludes restructuring and related costs. Management uses these non-GAAP measures when assessing the performance of the business.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units we determine to be non-strategic and is a GAAP measure. Restructuring costs may include severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. Restructuring-related costs are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.

Each of the adjusted operating measures, which exclude the impact of restructuring and related costs, are non-GAAP measures. Reconciliations of each of these adjusted operating measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt to total capital is a non-GAAP measure and we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.